Exhibit 21

Subsidiary of KapStone Paper and Packaging Corporation

The following company is a direct wholly owned subsidiary of KapStone Paper and Packaging Corporation:

Name of Subsidiary	Jurisdiction of Incorporation
KapStone Kraft Paper Corporation	Delaware